Exhibit 10.21

[Date]

[Full Name]
[E-mail Address]

Dear [First Name],

Congratulations! You have been selected to receive a one-time bonus opportunity, in accordance with the terms of this letter, in recognition of your role and contributions in helping us achieve our long-term strategic goals.

Cash Bonus

The target amount of your one-time, discretionary cash bonus (the “Cash Bonus”) is [insert amount] (before applicable withholdings and deductions). Subject to your continued employment with WeWork Inc. (“WeWork”) or a majority- owned subsidiary of WeWork through the payment date, your Cash Bonus may become payable through three paths:

•Capital Raise Only. If WeWork completes only a Capital Raise, 50% of the Cash Bonus will become payable as soon as practicable following the Applicable Event Date. The remaining 50% of the Cash Bonus would not become payable.

•Capital Raise, Followed by Public Listing. If WeWork first completes a Capital Raise, 50% of the Cash Bonus will become payable as soon as practicable following the Applicable Event Date. If WeWork then later becomes (or becomes a subsidiary of) a publicly traded company with shares traded on the New York Stock Exchange, NASDAQ, or other similar national exchange, by either (i) an IPO or (ii) a Public Company Acquisition, the remaining 50% of the Cash Bonus will become payable as soon as practicable following the Applicable Event Date.

•Straight to Public Listing: If, without first completing a Capital Raise, WeWork becomes (or becomes a subsidiary of) a publicly traded company with shares traded on the New York Stock Exchange, NASDAQ, or other similar national exchange, by either (i) an IPO or (ii) a Public Company Acquisition, 100% of the Cash Bonus will become payable as soon as practicable following the Applicable Event Date.

If it becomes payable, the Cash Bonus (or portion thereof) will be paid in a lump-sum no more than thirty (30) days following the Applicable Event Date that gives rise to the payment. Notwithstanding anything to the contrary, the Cash Bonus amount is a target amount only and the actual payment amount may be adjusted up or down in the sole discretion of WeWork’s Chief Executive Officer. If a Capital Raise, an IPO or Public Company Acquisition has not been completed on or before December 31, 2022, this Cash Bonus opportunity (or any remaining portion thereof, if a Capital Raise has occurred on or before December 31, 2022, but not an IPO or Public Company Acquisition) will expire and will not be paid.

Termination Protection

If your employment is terminated for any reason at any time (including if you resign), any unpaid portion of your Cash Bonus will be forfeited as of the date you terminate employment. Notwithstanding the foregoing, if your employment with WeWork (or a majority-owned subsidiary of WeWork) is involuntarily terminated without Cause after the Applicable Event Date but before payment is made, you may receive a lump-sum cash payment at the sole discretion of WeWork’s Chief Executive Officer and if, and only if, you execute a separation agreement and general release of the Company and its affiliates in a form reasonably prescribed by the Company (the “Separation Agreement”). If WeWork’s Chief Executive Officer determines that a payment will be made in this circumstance, it will be made within thirty (30) days of the effective date of the Separation Agreement.

Repayment Requirement

If you are paid a Cash Bonus (or portion thereof) and your employment with WeWork or a majority-owned subsidiary of WeWork terminates on or prior to January 31, 2023, due to your resignation without Good Reason or your termination for Cause, you must repay to WeWork a percentage of the Cash Bonus amount that was paid to you, less the amount of income and employment taxes that were withheld on such amount (the “After-Tax Bonus Amount”). The percentage of the After-Tax Bonus Amount that you must repay will be determined as follows: (A) 100% if the termination occurs on or prior to January 31, 2022 or (B) 50% if the termination occurs after January 31, 2022, but on or prior to January 31, 2023.

If any repayment is due to WeWork pursuant to this section, you must promptly repay the amount due in full within thirty (30) days following your termination of employment. By signing this letter, you agree that WeWork is entitled to deduct the amount of your repayment obligation from any amounts otherwise payable to you by WeWork or any of its affiliates. For the avoidance of doubt, the Cash Bonus will not be subject to repayment if your employment relationship terminates due to death, disability, resignation for Good Reason or termination without Cause.

Other Terms and Conditions

Any terms that are not defined in this letter will have the definitions ascribed to them in the attached Appendix.

Given you are one of the few recipients of this Cash Bonus, we are asking that you approach this letter and the amount of your bonus with great sensitivity and professionalism.

Nothing in this letter is intended as a guarantee of continued employment, and U.S. employees remain employed at- will. This Cash Bonus is also not an entitlement to any similar payment in the future. This letter will be governed by, and construed in accordance with, the laws of your country or, as applicable, city/state of employment. This letter is intended to be exempt from the requirements of Section 409A of the U.S. Internal Revenue Code (if applicable) and shall be interpreted, construed and performed consistent with such intent. The Cash Bonus is subject to all applicable deductions and withholdings, including obligations to withhold federal, state and local income and employment taxes. You are responsible for your own tax liability with respect to this Cash Bonus.

Thank you for your contributions, and I look forward to your continued commitment to WeWork’s success. To accept your bonus, please sign and return this letter to me by [Date].

[Signature page follows]

Sincerely,

[NAME]
Chief People Officer
On behalf of [ENTITY]

Acknowledged and agreed:

[Employee Name]

Date:

APPENDIX

Additional Definitions

The “Applicable Event Date” means: (A) for an IPO, the effective date of the registration statement filed with the Securities and Exchange Commission relating to the initial underwritten sale of WeWork’s equity securities to the public under the Securities Act, (B) for a Public Company Acquisition, the closing date of such Public Company Acquisition, and (C) for a Capital Raise, the closing date of such Capital Raise.

A “Capital Raise” means any issuance, purchase or transfer of WeWork’s securities that results in cash proceeds to WeWork, where the Company Valuation is at least $8.5 billion.

“Cause” has the meaning set forth in your offer letter or employment agreement, if applicable, or as otherwise defined in WeWork’s 2015 Equity Incentive Plan.

“Company Valuation” will be calculated by multiplying (A) the number of Fully Diluted Shares as of immediately prior to giving effect to the Capital Raise and (B) the per share issue price or per share purchase price of WeWork’s securities that are issued or transferred in the Capital Raise.

“Fully Diluted Shares” means the sum (without duplication) of: (A) the total number of issued and outstanding shares of all classes of WeWork’s common stock, (B) the total number of shares of WeWork’s common stock into which all issued and outstanding shares of WeWork’s preferred stock may be converted, (C) the total number of shares of WeWork’s common stock subject to any outstanding and unexercised stock options and warrants to purchase WeWork’s common stock, and (D) the total number of shares of WeWork’s common stock subject to any rights to purchase or acquire WeWork’s common stock (e.g., restricted stock units), in each case, whether or not then convertible, exercisable or vested.

“Good Reason” has the meaning set forth in your offer letter or employment agreement, if applicable, or as otherwise as defined in WeWork’s 2015 Equity Incentive Plan.

An “IPO” means an initial public offering of WeWork’s common stock under the Securities Act of 1933, as amended (the “Securities Act”).

A “Public Company Acquisition” means an acquisition, merger, or other similar transaction whereby, immediately following and as a result of such transaction, the common stock of the surviving entity or the parent entity (or other similar securities) is publicly traded in a public offering pursuant to an effective registration statement under the Securities Act.